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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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|1. Name and Address of Reporting Person(1)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|     ALLEN     KANDY        LEE           |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   THANE INTERNATIONAL, INC. ("THAN")                      |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |   MAY 22, 2002            |5. Relationship of Reporting     | 6. If Amendment, Date   |
|                                          |---------------------------|   Person to Issuer              |    of Original          |
|                                          |3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
| 78-140 CALLE TAMPICO, SUITE 207          |   Number of Reporting     |                                 |                         |
|------------------------------------------|   Person, if an Entity    |[ ] Director   [ ] 10% Owner     |                         |
|               (Street)                   |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |                           | (give title below)      below)  |-------------------------|
|                                          |                           | GENERAL COUNSEL AND             | 7. Individual or Joint/ |
|                                          |                           | SECRETARY                       |    Group Filing (Check  |
| LA QUINTA             CA        92253    |                           |                                 |    applicable line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More Than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   NONE OWNED                           |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
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(1) If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
   INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
   UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                                                          (Over)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         | COMMON STOCK |           |            |             |                     |
|                                 |          |         | PAR VALUE    |           |            |             |                     |
|  OPTIONS                        | 10/1/00  | 9/30/09 | $.001        |  20,000   |  $0.26875  |     D       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         | COMMON STOCK |           |            |             |                     |
|                                 |          |         | PAR VALUE    |           |            |             |                     |
|  OPTIONS                        | 10/1/01  | 9/30/09 | $.001        |  24,000   |  $0.26875  |     D       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         | COMMON STOCK |           |            |             |                     |
|                                 |          |         | PAR VALUE    |           |            |             |                     |
|  OPTIONS                        | 10/1/02  | 9/30/09 | $.001        |  36,000   |  $0.26875  |     D       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         | COMMON STOCK |           |            |             |                     |
|                                 |          |         | PAR VALUE    |           |            |             |                     |
|  OPTIONS                        |  8/5/02  |  8/4/11 | $.001        |  20,000   |  $5.46875  |     D       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         | COMMON STOCK |           |            |             |                     |
|                                 |          |         | PAR VALUE    |           |            |             |                     |
|  OPTIONS                        |  8/5/03  |  8/4/11 | $.001        |  24,000   |  $5.46875  |     D       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         | COMMON STOCK |           |            |             |                     |
|                                 |          |         | PAR VALUE    |           |            |             |                     |
|  OPTIONS                        |  8/5/04  |  8/4/11 | $.001        |  36,000   |  $5.46875  |     D       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
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Explanation of Responses:

-------------------------                                                             /s/ KANDY LEE ALLEN                  5/22/02
(1) Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            Signature of Reporting Person (1)   Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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